CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this amendment pursuant to Rule 485(b) to the Registration Statement on Form N-1A of our report dated February 16, 2016, relating to the financial statements and financial highlights of Franklin VolSmart Allocation VIP Fund,  which appears in the December 31, 2015 Annual Report to Shareholders of Franklin Templeton Variable Insurance Products Trust, which is also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings “Financial Highlights” and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

San Francisco, California

 July 25, 2016